Exhibit 10.4.1

PROPERTY ACQUISITION AGREEMENT

THIS PROPERTY ACQUISITION AGREEMENT (this “Agreement”) is entered into as of the 11th day of February, 2005, by and between Inland Real Estate Acquisitions, Inc., an Illinois corporation (“Acquisitions”), Inland Western Retail Real Estate Trust, Inc., a Maryland corporation (the “Company”) and Inland Western Retail Real Estate Advisory Services, Inc., an Illinois corporation (the “Advisor”). Acquisitions and the Company and the Advisor are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is in the business, among other things, of acquiring and managing real estate assets, primarily multi-tenant properties improved for use as retail establishments or improved for use as multi-family and/or office facilities that also provide retail services and single-tenant retail or commercial properties, located mainly in the western United States;

WHEREAS, Acquisitions is an indirect wholly-owned subsidiary of The Inland Group, Inc., an Illinois corporation (“The Inland Group”);

WHEREAS, Robert D. Parks is an affiliated director of the Company;

WHEREAS, Mr. Cosenza is an officer and director of Acquisitions and a stockholder and director of The Inland Group;

WHEREAS, Mr. Parks is also a stockholder and director of The Inland Group;

WHEREAS, Acquisitions is in the business of acquiring and assisting certain third parties in acquiring properties such as the Subject Properties;

WHEREAS, Acquisitions is willing to grant the Company an exclusive right of first refusal to acquire each and every Subject Property identified by Acquisitions;

WHEREAS, the Parties have previously entered into a Property Acquisition Service Agreement dated as of the 18th day of September, 2003 and now wish to terminate that agreement and enter into this Agreement;

WHEREAS, the Advisor and the Company arc parties to a certain advisory agreement (the “Advisory Agreement”), dated the date hereof; and

WHEREAS, under the terms of the Advisory Agreement, the Advisor generally has responsibility for the day-to-day operations of the Company, administers the Company’s bookkeeping and accounting functions, serves as the Company’s consultant in connection with policy decisions to be made by the directors of the Company (the “Directors”), manages or causes to be managed by another party the Company’s properties and renders other services as the Directors deem appropriate; the Advisor is subject to the supervision of the Directors and has only such functions as are delegated to it by the Directors; and

WHEREAS, the Company, the Advisor and Acquisitions are all affiliates; and

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and in consideration of the expense reimbursement provisions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                       Incorporation of Recitals. By this reference, the recitals set forth above are hereby incorporated into this Agreement as if fully set forth herein.

2.                                       Definitions. The following capitalized terms used in this Agreement shall have the following meanings:

(a)                                  “Market Area” shall mean the geographic area located west of the Mississippi River in the continental United States but excluding that portion of such geographic area located within a four hundred (400) mile radius of Oak Brook, Illinois.

(b)                                 “Retail Facility” shall mean real estate improved for use as a multi-tenant shopping center with gross leasable retail area of not less than 50,000 square feet and not more than 300,000 square feet.

(c)                                  “Mixed-Use Property” shall mean real estate, other than a Retail Facility or a Single-User Property, improved for use as a combination of two or more of (a) multi-family use, (b) office use, and (c) retail facility use, provided such real estate contains gross leasable retail area of not less than 50,000 square feet and not more than 300,000 square feet.

(d)                                 “Single-User Property” shall mean real estate improved for use as a single-tenant retail or commercial property.

(e)                                  “Subject Property” shall mean any Retail Facility, Mixed-Use Property or Single-User Property identified by Acquisitions and located within the Market Area.

3.                                       Right of First Refusal. For and during the term of this Agreement, Acquisitions hereby grants to the Company an exclusive right of first refusal to acquire each and every Subject Property identified by Acquisitions, and, until the occurrence of a Right of First Refusal Termination Event (hereinafter defined) with respect to an applicable Subject Property, Acquisitions covenants and agrees that it shall not (a) present or offer for sale such Subject Property to, (b) forward any information regarding the potential acquisition of such Subject Property to, or (c) pursue the acquisition of any such Subject Property on behalf or for the benefit of, any of its clients other than the Company. Notwithstanding the foregoing, the right of first refusal set forth in this Section 3 shall not apply to either (i) the Acquisition of an Operating Company (hereinafter defined), regardless of whether the Operating Company owns, directly or indirectly, a Subject Property, or (ii) the acquisition (in a manner described in clause (i), (ii) or (iii) of the definition of “Acquisition of an Operating Company” below) of any entity that owns, directly or indirectly, in addition to Subject Properties, other real estate located outside the

Market Area. Upon Acquisitions’ identification of a Subject Property, Acquisitions shall deliver to the Company written notice (in form and substance attached hereto as Exhibit A, each a “Property Notice”) that Acquisitions has identified, or entered into a letter of intent or acquisition agreement with respect to, the applicable Subject Property. The Company shall have ten (10) business days after the date of its receipt of a Property Notice (the “Notice Period”) to inform Acquisitions in writing (a “Company Notice”) whether the Company has elected to pursue the acquisition of the applicable Subject Property. Upon the occurrence of a Right of First Refusal Termination Event, the Company shall be deemed to have waived any and all rights under this Section 3 to acquire the Subject Property, including any corporate opportunity with respect to the particular Subject Property. In the event that the right of first refusal contained in this Section 3 shall not apply as provided in clause (ii) above, then Acquisitions shall determine, in good faith, an equitable manner for addressing any potential corporate opportunity issues that may arise with respect to the Subject Properties owned by the acquired entity. Except as provided above, Acquisitions will not grant a right of first refusal to any other person or entity (or Subject Properties owned by such entity) that are excluded as a result of clause (ii) above from the right of first refusal contained in Section 3. The Company shall upon request provide Acquisitions with reasonable evidence (i.e., a resolution adopted by the Board of Directors of the Company) setting forth the authority of certain officers of the Company to make decisions in regards to responding to Property Notices and the acquisition of Subject Properties. If the Company delivers to Acquisitions a Company Notice pursuant to which the Company elects to pursue the acquisition of a Subject Property, but thereafter the Company determines not to pursue such acquisition, then the Company shall deliver to Acquisitions written notice of same (each, a “Property Termination Notice”).

The Company’s election, whether in response to or at any time after its receipt of a Property Notice, not to pursue the acquisition of a particular Subject Property shall not affect or impair any of the Company’s rights set forth in this Agreement with respect to any other Subject Property or other property that could thereafter constitute a Subject Property.

For the purposes hereof, the term “Right of First Refusal Termination Event” shall mean the first to occur of (i) the Company’s failure to deliver to Acquisitions a Company Notice prior to the expiration of the Notice Period, (ii) the Company’s delivery to Acquisitions of a Company Notice pursuant to which the Company elects not to pursue the acquisition of a Subject Property, and (iii) at any time after the expiration of the Notice Period, the Company’s delivery to Acquisitions of a Property Termination Notice or the Company’s failure to diligently pursue the acquisition of a Subject Property.

For the purposes hereof, the term “Acquisition of an Operating Company” shall mean the acquisition of an Operating Company (hereinafter defined) (i) by purchasing stock or other equity interest in the entity or by merger or other business combination or reorganization, or tender offer, (ii) by acquisition of all or substantially all of an Operating Company’s assets (provided that the excluded assets do not comprise all or substantially all of such Operating Company’s non-real property or other non-real estate assets), or (iii) by obtaining management control of such Operating Company, through its board of directors or other comparable management position, such as, without limitation, managing general partner or managing member.

For the purposes hereof, the term “Operating Company” shall mean (a) any entity that has equity securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or files periodic reports under Sections 13 or 15(d) of the Exchange Act, or (b) any entity that, cither itself or through its subsidiaries:

(a)                                  Owns and operates interests in real estate on a going concern basis rather than as a conduit vehicle for investors to participate in the ownership of assets for a limited period of time;

(b)                                 Has a policy or purpose of reinvesting sale, financing or refinancing proceeds or cash from operations;

(c)                                  Has its own directors, managers or managing general partners, as applicable; and

(d)                                 Either (i) has its own officers and employees that, on a daily basis, actively operate such entity and its subsidiaries and businesses, or (ii) has retained the services of an affiliate or sponsor of, or advisor to, such entity to, on a daily basis, actively operate such entity and its subsidiaries and businesses.

To the extent possible, the resolution of conflicting investment opportunities between the Company and other investment entities advised or managed by the Advisor and its affiliates shall be resolved by giving priority to the Company, provided that the Proposed Property meets the acquisition criteria of the Company. The Company shall have the first opportunity to purchase such Proposed Property placed under contract by Acquisitions, the Advisor or its affiliates, provided the Company is able to close the purchase of the Proposed Property within 60 days.

4.                                       Acquisition Agreements. Acquisitions may, from time to time, enter into a letter of intent or other acquisition agreement with respect to a Subject Property in its own name to facilitate, among other things, the offer to, and possible purchase by, the Company of the applicable Subject Property. In any such case, if the Company exercises its right of first refusal with respect to and elects to pursue the acquisition of an applicable Subject Property, and the Company is willing to enter into an agreement to acquire such Subject Property, then, upon the Company’s request, Acquisitions shall assign the letter of intent or other acquisition agreement to the Company or its designee.

5.                                       Compensation. Acquisitions shall be paid for services rendered by Acquisitions under this Agreement as follows:

(a)                                  the Company shall reimburse Acquisitions in full for all Acquisition Expenses (as defined below) incurred by Acquisitions on behalf of the Company in connection with its performance of its duties under this Agreement; provided, however, the total of all Acquisition Expenses paid by the Company in connection with the purchase of a Subject Property by the Company may not exceed an amount equal to [3%] of the Contract Price for the Property (as defined below);

(b)                                 “Acquisition Expenses” means expenses related to the selection, evaluation and acquisition of, and investment in, properties, whether or not acquired or made,

including but not limited to legal fees and expenses, travel and communications expenses, cost of appraisals and surveys, nonrefundable option payments on property not acquired, accounting fees and expenses, computer use related expenses, architectural and engineering reports, environmental and asbestos audits, title insurance and escrow fees, loan fees or points or any fee of a similar nature, however designated, and personnel and miscellaneous expenses related to the selection and acquisition of properties; and

(c)                                  “Contract Price for the Property” means the amount actually paid or allocated to the purchase of a Subject Property exclusive of Acquisition Expenses.

6.                                       No Partnership or Joint Venture. The Parties to this Agreement are independent contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, franchise or joint venture relationship between the Parties.

7.                                       Term; Termination of Agreement. This term of this Agreement shall commence on the date hereof and shall continue until the earlier to occur of (a) five (5) years after the date of this Agreement, and (b) the occurrence of a Change in Control. For purposes of this Section 7, the term “Change in Control” shall mean:

(a)                                  Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; provided, however, that any sale, lease, exchange or transfer to (including, without limitation, any merger or other business combination with or into) any of the following shall not constitute a Change of Control: (i) any affiliate controlled by the Company, (ii) Inland Real Estate Corporation, (iii) Inland Retail Real Estate Trust, Inc., (iv) Inland American Real Estate Trust, Inc., (v) The Inland Group, Inc., or (vi) any affiliate controlled by any of the persons or entities listed in clauses (i) through (v) above (all of the persons and entities described in clauses (i) through (vi) above to be hereinafter sometimes referred to as the “Inland Companies”);

(b)                                 The approval by the holders of the outstanding shares of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(c)                                  Any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (other than any one or more of the Inland Companies) shall become the owner, directly or indirectly, beneficially or of record, of shares of the Company representing more than twenty-five percent (25%) of the aggregate ordinary voting power represented by the issued and outstanding common shares of the Company; or

(d)                                 Following any change in the composition of the board of directors of the Company, a majority of the board of directors of the Company arc not a combination of either (i) members of the board of directors of the Company as of the date hereof, or (ii) members of the board of directors of the Company whose nomination for election or election to the board of directors of the Company has been recommended, approved or ratified by at least eighty percent (80%) of the board of directors of the Company then in office who were either members of the board of directors of the Company as of the date hereof or whose election as a member of the board of directors of the Company was previously so approved pursuant to this clause (ii), or (iii) members of the board of directors of the Company who have been elected pursuant to a proxy consent solicitation other than in connection with a business combination transaction that would otherwise result in a “Change in Control” under clauses (a) or (c) above.

8.                                       Business Combination Of Either Company And Its Advisor. From and after September 15, 2008, the Company shall have the right, but not the obligation, to acquire the entire business, affairs, operations and assets of the Advisor (collectively, the “Advisory’s Business”) in whatever form agreed upon between the Company and the Advisor (a “Business Combination”), as set forth in writing between them (“Merger Agreement”). If the Company desires to acquire the Advisor’s Business in a Business Combination, the Company shall send a written notice to the Advisor to that effect (“Election Notice”). Any agreement with respect to a Business Combination shall contain provisions providing for: (i) the termination of this Agreement and all Advisory Agreements entered into pursuant hereto and the release or waiver of all fees payable by the Company to the Advisor under the Advisory Agreements (except for the payment of fees due and payable under the Advisory Agreements for services rendered by the Advisor up to and until the consummation of the Business Combination); and (ii) the issuance of a certain number of shares of common stock of the Company as determined below (the “Shares”) to be issued to the Advisor, or its stockholders, members or other equity holders, as the case may be, in connection with the Business Combination. The Advisor represents to the Company that the Advisor has obtained the consent of its board of directors and its shareholders to a Business Combination with the Company and that Advisor will obtain similar consents from any future shareholders, members or other equity holders of the Advisor.

The number of Shares to be issued by the Company to the Advisor or its shareholders, members or other equity holders as the case may be, shall be determined as follows: The net income of the Advisor for the calendar month immediately preceding the month in which the Merger Agreement is executed, as determined by an independent audit conducted in accordance with generally accepted auditing standards, shall be annualized (the “Annual Net Income”). The Annual Net Income shall then be multiplied by ninety percent (90%) and then divided by the “Funds from Operations per Weighted Average Share” of the Company. “Funds from Operations per Weighted Average Share” shall be equal to the annualized Funds from Operations, on the basis of four (4) times the Funds from Operations for the fiscal quarter immediately preceding the month in which the Merger Agreement is executed, per weighted average Share of the Company for such quarter as stated in the quarterly report on Form 10-Q of the Company given to its shareholders for such quarter. The resulting quotient shall constitute the number of Shares to be issued by the Company to the Advisor or its shareholders, members or other equity holders as the case may be, with delivery thereof and the closing of the Business Combination to occur within ninety (90) days after the date the Election Notice is given to Advisor. Any such transaction will occur, if at all, only if the Board of Directors of the Company obtains a fairness opinion from an investment banking or valuation firm to the effect that the consideration to be paid for the Business Combination is fair, from a financial point of view, to the Company.

9.                                       Assignments. This Agreement may not be assigned except with the written consent of each Party hereto, except in the case of assignment by a Party to a corporation, trust or other organization which is a successor to such Party. Any assignment of this Agreement shall bind the assignee hereunder in the same manner as the assignor is bound hereunder.

10.                                 Amendments. This Agreement shall not be amended, changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by each Party hereto or their respective successors or assigns.

11.                                 Successors and Assigns. This Agreement shall bind any successors or assigns of the Parties hereto as herein provided.

12.                               Governing Law. The provisions of this Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of Illinois.

13.                               Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

If to Acquisition or the Advisor:

Inland Real Estate Acquisitions, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Phone: (630) 218-8000

Fax: (630) 218-4935

Attn: G. Joseph Cosenza (in the case of Acquisition)
Brenda Gujral (in the case of the Advisor)

with a copy to :

The Inland Real Estate Group, Inc.

2901 Butter field Road

Oak Brook, Illinois 60523

Attn: Robert H. Baum, General Counsel

If to the Company:

Inland Western Retail Real Estate Trust, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Attention: Steven P. Grimes

Phone: (630) 645-7241

Fax: (630) 218-4955

with a copy to:

Duane Morris LLP

227 West Monroe Street

Suite 3400

Chicago, Illinois 60606

Attn: David J. Kaufman, Esq.

Phone: (312) 499-6741

Fax: (312) 499-6701

Any Party may at any time give notice in writing to the other Parties of a change of its address for the purpose of this Section 13.

14.                                 Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

15.                                 Equitable Relief. Each Party hereto recognizes and acknowledges that a breach by the other party of this Agreement will cause irreparable damage to the non-breaching party which cannot be readily remedied in monetary damages in an action at law. In the event of any default or breach by either party, the non-breaching party shall be entitled to seek immediate injunctive relief to prevent such irreparable harm or loss, in addition to any other remedies available at law and in equity.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

INLAND REAL ESTATE ACQUISITIONS, INC.

By:	/s/ G. Joseph Cosenza
Title:	President

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

By:	/s/ Roberta S. Matlin
Title:	Vice President

INLAND WESTERN RETAIL REAL ESTATE ADVISORY SERVICES, INC.

By:	/s/ Steven P. Grimes
Title:	Chief Financial Officer